Exhibit 10.9
eTelcharge.com
1636 North Hampton Road
Suite 270
Desoto, TX  75115-8621

January 22, 2008

Golden Gate Investors
7817 Herschel Avenue
Suite 200
La Jolla, CA  92037

RE:	7 ¾% convertible Debenture, Dated December 27, 2007 (the “Debenture”)Issued by eTelcharge.com (“eTelcharge”) to Golden Gate Investors, Inc. (“GGI”)

This Letter Agreement clarifies and confirms certain terms, to the extent set forth herein, of the Debenture.  This hereby confirms our understanding that the term “Principal Amount” as set forth in Section 1.1(xxi) of the Debenture shall include both the $200,000 cash payment made to eTelcharge at closing on December 28, 2007, as well as the $1.3 million Secured Promissory Note delivered by GGI to eTelcharge at closing on December 28, 2007, (the “Secured Note”) and that such Secured Note shall be deemed to be an amount that GGI has “actually advanced” under Section 1.1(xxi) of the Debenture.  It is further clarified that Section 3.1 of the Debenture shall be interpreted so that only such portion of the Principal Amount that has actually been paid in cash by GGI at closing or has been repaid in cash by GGI as a payment of principal under the Secured Note shall be convertible into Common Shares of eTelcharge.  The parties further agree to interpret the terms of the Second, Third and Fourth Debenture, (as such terms are defined in the Securities Purchase Agreement dated December 27, 2007, between eTelcharge and GGI), in accordance with the clarifications made in this letter agreement.  The parties further confirm and clarify that to the extent any amounts are outstanding under the Secured Note, any requirement or right on the part of eTelcharge to redeem or prepay the Debenture, whether arising under the Debenture or pursuant to the terms of the Securities Purchase Agreement between eTelcharge and GGI dated December 27, 2007, shall first be satisfied by and offset against any amounts due to eTelcharge under the Secured Note and that such amounts of the Secured Note so applied against the amounts of the Debenture that eTelcharge is required or permitted to redeem or prepay shall reduce the amount outstanding under the Secured Note by a like amount.  If, after the application of the amount owed under the Secured Note, if any, to any amounts of the Debenture that eTelcharge is required or permitted to redeem or prepay, eTelcharge shall immediately pay in cash to GGI any remaining amount owed by eTelcharge to GGI in connection with the acceleration of the maturity or other redemption or prepayment of the Debenture as described in any of the aforesaid documents.

ETELCHARGE.COM

By:	/s/ Robert M. Howe
Robert M. Howe
President & CEO

Acknowledged and Agreed:

GOLDEN GATE INVESTORS, INC.

By:	/s/ Travis W. Huff
Travis W. Huff
Portfolio Manager